Filed pursuant to 424(b)(3)

Registration Statement No. 333-276257

PROSPECTUS SUPPLEMENT NO. 3

(To Prospectus dated May 2, 2024)

SMX (SECURITY MATTERS) PUBLIC LIMITED COMPANY

Issuance of up to 909,090 Ordinary Shares

This prospectus supplement (this “Prospectus Supplement”) is being filed to update and supplement our prospectus contained in our Post-Effective Amendment No. 1 to Form F-1, dated May 2, 2024 (the “Prospectus”), relating to the resale of up to 909,090 ordinary shares, $0.0022 par value per share (the “Ordinary Shares”), by the selling stockholders named elsewhere in this prospectus (“Selling Stockholders”). The Ordinary Shares included in this prospectus consist of an aggregate of 909,090 Ordinary Shares underlying warrants held by each of the Selling Stockholders. The warrants are not registered for resale.

Specifically, this Prospectus Supplement is being filed to update and supplement the information included in the Prospectus with certain information set forth below and contained in our Report on Form 6-K, which was submitted to the U.S. Securities and Exchange Commission (the “SEC”) on June 7, 2024 (the “Form 6-K”). Accordingly, we have attached the Form 6-K to this Prospectus Supplement. Any statement contained in the Prospectus shall be deemed to be modified or superseded to the extent that information in this Prospectus Supplement modifies or supersedes such statement.

Capitalized terms used but not defined herein have the meanings ascribed to them in the Prospectus.

This Prospectus Supplement is not complete without, and may not be utilized except in connection with, the Prospectus, including any supplements and amendments thereto.

We may further amend or supplement the Prospectus and this Prospectus Supplement from time to time by filing amendments or supplements as required. You should read the entire Prospectus, this Prospectus Supplement and any amendments or supplements carefully before you make your investment decision.

Our Ordinary Shares are listed on The Nasdaq Capital Market under the symbol “SMX” and our public warrants are listed on The Nasdaq Capital Market under the symbol “SMXWW”. On June 6, 2024, the closing price of our Ordinary Shares was $0.1437.

Investing in our Ordinary Shares involves significant risks. You should read the section entitled “Risk Factors” beginning on page 16 of the Prospectus for a discussion of certain risk factors that you should consider before investing in our Ordinary Shares.

Neither the Securities and Exchange Commission nor any state securities commission or other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is June 7, 2024

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 6-K

REPORT OF FOREIGN PRIVATE ISSUER

PURSUANT TO RULE 13a-16 OR 15d-16 UNDER THE

SECURITIES EXCHANGE ACT OF 1934

For the month of June 2024

Commission File Number: 001-41639

SMX (SECURITY MATTERS) PUBLIC LIMITED COMPANY

(Exact Name of Registrant as Specified in Charter)

Mespil Business Centre, Mespil House

Sussex Road, Dublin 4, Ireland

Tel: +353-1-920-1000

(Address of Principal Executive Offices) (Zip Code)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F. Form 20-F ☒ Form 40-F ☐

On June 6, 2024, SMX (Security Matters) Public Limited Company (the “Company”) entered into an amendment (the “Amendment”) to its Stock Purchase Agreement (the “Agreement”) dated as of the 19th day of April 2024, with Generating Alpha Ltd. (“Alpha”). The purpose of the Amendment was to clarify that the maximum amount that can be raised per month under the Agreement is $833,333, and not $500,000 as specified in the Agreement. Furthermore, the Amendment shortens the three month lock-up on the commitment shares issued to Alpha under the Agreement to one month.

The foregoing summary of the Amendment does not purport to be complete and is subject to, and qualified in its entirety by, such document attached as Exhibit 10.1 to this Report on Form 6-K, which is incorporated herein by reference.

Exhibit Number	Description
10.1	Amendment to Stock Purchase Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: June 7, 2024

SMX (SECURITY MATTERS) PUBLIC LIMITED COMPANY

By:	/s/ Haggai Alon
Name:	Haggai Alon
Title:	Chief Executive Officer

Exhibit 10.1

SMX (Security Matters) Public Limited Company

Mespil Business Centre

Mespil House, Sussex Road

Dublin 4, Ireland, D04 T4A6

+353-1-920-1000

June 5, 2024

Via E-Mail

Generating Alpha Ltd.

Generatingalphaltd@pm.me

Dave@alphacapitalmgt.com

Attention: David Martin

Re:	Amendment Agreement

Ladies & Gentlemen:

Reference is hereby made to that Stock Purchase Agreement (the “Agreement”) dated as of the 19th day of April 2024, between Generating Alpha Ltd., a Saint Kitts and Nevis Company, and SMX (Security Matters) Public Limited Company, an Irish public limited company. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to those terms in the Agreement. The Company and the Investor hereby agree that the Agreement is amended as follows:

1. Section 1.28 (Maximum Put Amount) of the Agreement is hereby amended to replace “$500,000” with “$833,333”.

2. Section 12.4 (Commitment Fee) of the Agreement is hereby amended to replace “three (3) month” with “one (1) month”.

3. Except expressly amended by this letter (this “Amendment”), the Agreement shall remain in full force and effect.

4. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature Page Follows Immediately]

Sincerely yours,

SMX (Security Matters) Public Limited Company

By:	/s/ Haggai Alon
Name:	Haggai Alon
Title:	CEO

ACCEPTED AND AGREED TO

AS OF THE DATE FIRST

ABOVE WRITTEN

Generating Alpha Ltd.

By:	/s/ Maria Cano
Name:	Maria Cano
Title:	Director